DISTRIBUTION AGREEMENT

PokerTek, Inc.

("PokerTek")

and

Aristocrat International Pty. Limited and its Affiliates

("Aristocrat")

Dated:November 24, 2008

DISTRIBUTION AGREEMENT

THIS AGREEMENT is made on the 24th day of   November           2008.

BETWEEN:	ARISTOCRAT INTERNATIONAL PTY. LIMITED (ABN 46 000 148 158) of 71 Longueville Road, Lane Cove, New South Wales, Australia, 2066 and its Affiliates ("Aristocrat")

AND:	POKERTEK, INC. a North Carolina corporation with its principal office at 1050 Crews Road, Suite J, Matthews, NC 28105 ("PokerTek")

RECITALS:

A.
PokerTek and Aristocrat (the “Parties”) entered into a Distribution Agreement on 21 January 2006  (the “Previous Distribution Agreement”).  The Parties have agreed to revise the terms of the Previous Distribution Agreement, as set out herein.  The Parties agree that the terms and conditions of this Agreement supersede and replace all terms and conditions of the Previous Distribution Agreement.

B.	PokerTek is the designer of the Products.

C.	Aristocrat wishes to distribute, market, enter into Customer Agreements, and, with the written consent of PokerTek, have the option to manufacture the Product in the Territory.

D.
PokerTek has agreed to grant and Aristocrat accepts, the right to distribute, market, enter into Customer Agreements, and, with the consent of PokerTek, to manufacture the Product in the Territory on the terms of this Agreement.

E.
PokerTek has agreed to grant and Aristocrat accepts, the right to license PokerTek’s Intellectual Property Rights in the Products to Customers under the Customer Agreements and to Sub-Distributors under Sub-Distribution Agreements where appropriate.

It is agreed as follows:

1.	Definitions and Interpretation

1.1                   Definitions

The following definitions apply unless the context requires otherwise:

Affiliates means such corporate entities in the Aristocrat Group as are signatories to this Agreement.  The Parties agree that further Aristocrat Group companies may become party to this Agreement upon signature of a Deed of Variation executed by both Parties.

Agreement means this agreement and attached schedules as may be amended or updated from time to time between the Parties under this agreement.

Approval means any licence, permit, consent, agreement, requirement, approval, authorisation or form of good standing of any kind required by any Regulator or Gaming Authority whether relating to all or any Product or this Agreement or the laws of any country into which the Product will be imported, rented or from which the Product will be exported.

Aristocrat Group means Aristocrat Leisure Limited and any of its Related Bodies Corporate.

Aristocrat's Documentation means written information drawings, technical, operating and service manuals, diagrams, drawings, and any other documents created by Aristocrat relating to or used in connection with the manufacture, distribution, marketing and sale of the Product and whether produced in a visible form or stored or recorded in another manner.

Aristocrat's Intellectual Property Rights means any and all intellectual and industrial property rights in Aristocrat's Documentation and contained in Aristocrat's distribution of the Product throughout the world including copyright (including future copyright and rights analogous to copyright), moral rights, inventions (including patents), trade marks, service marks, designs and circuit layouts whether or not now existing and whether or not registrable including any right to apply for the registration of such rights and all renewals and extensions.

Business Case Threshold Test in relation to any jurisdiction means a qualitative evaluation, in the Parties’ mutual discretion and following Aristocrat’s reasonable and diligent inquiries, of the key business factors associated with the commercialization or use of the Product under any future Customer Agreements in that jurisdiction including, but not limited to, sales potential, profit potential, costs and market entry, taxation rates, effects on other jurisdictions, and likelihood of jurisdictional Approval.

Business Day means a weekday on which banks are open for business in the city specified in the "Address" section of Aristocrat's details in the Party Information.

Commencement Date means 21 January 2006.

Confidential Information means all information, data and materials, whether recorded or embodied in electronic, written or three dimensional form or otherwise relating to the Product and Aristocrat's Documentation or PokerTek's Documentation, proposed new designs or products, existing and prospective clients, sales, know how, pricing, trade secrets, marketing or promotion plans, the terms of this Agreement and any other information relating in any way to the business affairs of Aristocrat or PokerTek, excluding information that is in the public domain other than as a result of breach of this Agreement.

Control for the purposes of this Agreement means the capacity of one entity to determine the outcome of decisions about the financial, operating and management policies of another entity (whether by ownership of securities or partnership or other ownership interests, by contact or otherwise) and includes any ability to exert significant influence.

Customer means any person or entity who expresses an interest in the Product or actually enters into a Customer Agreement.

Customer Agreement means the agreement between Aristocrat and the Customer for the use and installation of the Product.

Event of Default means:

(a)	Subject to the provisions of clause 14.1(b), a breach of the terms of this Agreement by a Party;

(b)
If either Party has an insolvency officeholder appointed over its undertaking or assets or any part thereof, or goes into liquidation (other than for the purpose of and followed by a solvent reconstruction or amalgamation) or takes any steps, or has any steps taken against it or in respect of it, in relation to its winding up, deregistration or dissolution or is unable to pay its debts as and when they fall due or stops or suspends or threatens to stop or suspend payment of all or a class of its debts or enters into or proposes any composition or arrangement with its creditors or any of them or any event occurs analogous to the foregoing; or

(c)	a change of Control in relation to a Party.

Fault and Faulty means:

(a)
in relation to a Product any material failure of any item of that Product which substantially effects its operation or its ability to comply with the requirements of any applicable Gaming Authority or Regulator; and

(b)	in relation to services, the negligent performance of the relevant services.

Fee Schedule means the fee schedule attached in Schedule 3 to this Agreement.

Gaming Authority means a government or governmental body, agency or authority of any kind with power to approve rights in respect of:

(i)	manufacture, distribution, import/export, marketing, and sale or use of gaming machines;

(ii)	gaming, wagering, lotteries or similar activities; or

(iii)	the business activities of a Party.

Law means any principle at common law or in equity and any requirement under any legislation, rule, instrument, code of practice, technical standard, proclamation, ordinance or by law, present or future, whether State, Commonwealth or otherwise.

Lease Fee means the fee charged by Aristocrat to the Customer pursuant to a Customer Agreement under the Product Rental Model.

License Fees means any license fees payable by Aristocrat to PokerTek pursuant to the Fee Schedule.

Marks means the trade marks, service marks, logos or other intellectual property notified to Aristocrat in accordance with clause 13.

Outright Purchase Model means a model where a Product is sold outright to a Customer, incorporating a perpetual Software licence.   Ownership of the Product (with the exception of the PokerTek Intellectual Property Rights which are licensed to the Customer under the Customer Agreement) at all times transfers to the Customer, pursuant to clause 9.1(b).

Parts means parts and components of the Products.

Party Information means each Party's address for service set out in Schedule 1.

PokerTek's Documentation means written information drawings, technical, operating and service manuals, diagrams, drawings, and any other documents created by PokerTek relating to or used in connection with the Product and whether produced in a visible form or stored or recorded in another manner.

PokerTek's Intellectual Property Rights means any and all intellectual and industrial property rights in the Product, the Software and PokerTek's Documentation throughout the world including but not limited to copyright (including future copyright and rights analogous to copyright), moral rights, inventions (including patents), trade marks, service marks, designs and circuit layouts whether or not now existing and whether or not registrable including any right to apply for the registration of such rights and all renewals and extensions.

Product means the items listed in the Product Schedule and any ancillary hardware and software and related products manufactured, distributed or supplied by PokerTek during the Term to enhance or work in concert with the items listed in the Product Schedule. For the avoidance of doubt, PokerTek at all times retains Intellectual Property Rights in the Software contained in the Product.

Product Price means the price charged by PokerTek to Aristocrat for the sale of the Product, excluding any License Fees.  The Product Price will be calculated in accordance with the Product Schedule hereto.

Product Rental Model means a model where a Product is leased or rented to a Customer, incorporating a revocable Software licence.   Ownership of the leased or rented Product (with the exception of the PokerTek Intellectual Property Rights which are licensed to Aristocrat under this Agreement) all times belongs to Aristocrat once the Product Price has been paid to PokerTek.

Product Schedule means the Product schedule attached in Schedule 2 to this Agreement.

Regulator includes a government or a governmental, semi-governmental or judicial entity or authority. It also includes a self-regulatory organisation established under statute or the rules of a stock exchange with power over a Party.

Related Bodies Corporate means, when used with reference to a Party, any entity that directly or indirectly Controls or is Controlled by or is under common Control with that Party.

Restricted Product means a product having electronic terminals at a physical and traditional poker table, involving two or more players banked at the table competing against each other for a common prize pool in a regulated environment.  A traditional table poker game includes, but is not limited to, the game of Texas Hold ‘em.

Securities Purchase Agreement means the securities purchase agreements dated on or about the date of this Agreement between Aristocrat and certain shareholders of PokerTek for the acquisition by Aristocrat of approximately nine hundred and forty six thousand eight hundred (946,800) PokerTek shares.

Software means all software programs, data bases and data-conversion tools as may be necessary from time to time in order to operate the Products which are licensed by PokerTek to Aristocrat under this Agreement, including any upgrades or enhancements thereto to enable Aristocrat to perform its obligations under this Agreement.

Sub-Distributor means a third party distributor appointed by Aristocrat to distribute the Product in any jurisdiction pursuant to clause 4.7(a).

Sub-Distribution Agreement means the agreement between Aristocrat and its Distributor for the onward distribution to Customers.

Term means the period of four (4) years from the Commencement Date unless terminated or extended in accordance with the terms of this Agreement.

Territory means the world other than Canada and the United States, and does not include cruise ships, wherever located. The Territory may be added to by written amendment to this Agreement in the sole discretion of the Parties, including the determination as to whether the grant of distribution rights in such additional regions shall be exclusive or non-exclusive.

1.2	Interpretation

Headings are for convenience only and do not affect interpretation. The following rules apply unless the context requires otherwise.

(a)	The singular includes the plural, and the converse also applies.

(b)	If a word or phrase is defined, its other grammatical forms have a corresponding meaning.

(c)	A reference to a person includes a corporation, trust, partnership, unincorporated body or other entity, whether or not it comprises a separate legal entity.

(d)	A reference to a clause is a reference to a clause of this Agreement.

(e)
A reference to an agreement or document (including a reference to this Agreement) is to the agreement or document as amended, supplemented, novated or replaced, except to the extent prohibited by this Agreement or that other agreement or document.

(f)	A reference to writing includes any method of representing or reproducing words, figures, drawings or symbols in a visible and tangible form.

(g)
A reference to a Party to this Agreement or another agreement or document includes the Party's successors, permitted substitutes and permitted assigns (and, where applicable, the Party's legal personal representatives).

(h)
A reference to legislation or to a provision of legislation includes a modification or re-enactment of it, a legislative provision substituted for it and a regulation or statutory instrument issued under it.

(i)	A reference to conduct includes an omission, statement or undertaking, whether or not in writing.

(j)	A reference to dollars and $ is to the currency of the United States of America.

(k)
A reference to a right or obligation of any two or more people comprising a single party confers that right, or imposes that obligation, as the case may be, on each of them severally and each two or more of them jointly. A reference to that party is a reference to each of those people separately (so that, for example, a representation or warranty by that party is given by each of them separately).

(l)	Mentioning anything after includes, including, for example, or similar expressions, does not limit what else might be included.

(m)	Nothing in this Agreement is to be interpreted against a Party solely on the ground that the Party put forward this Agreement or a relevant part of it.

(n)
A reference to an amount for which a person is contingently liable includes an amount that that person may become actually or contingently liable to pay if a contingency occurs, whether or not that liability actually arises

2.	Appointment

(a)
Subject to clause 5.2, PokerTek appoints Aristocrat for the Term and on the terms of this Agreement, to be its sole and exclusive distributor of the Product within the Territory and to market and distribute the Product within the Territory.

(b)
If any Regulator withdraws, suspends or fails to approve any of the Product, this Agreement will continue to apply to the remaining Product for the remainder of the approved jurisdictions in the Territory.

3.	Term of Appointment

(a)	This Agreement commences on the Commencement Date and will continue for the Term unless terminated in accordance with this Agreement.

(b)
On the expiry of the Term, this Agreement will continue for an additional nine (9) year term, subject to mutual agreement.  Thereafter, the Agreement will continue month to month until terminated by either Party on the giving of one (1) month's written notice to the other or until terminated in accordance with this Agreement.

4.	Aristocrat’s Obligations

4.1	Obligations

Aristocrat:

(a)
must, at its own expense use reasonable endeavours to promote and enter into Customer Agreements for the Products in the Territory, it being understood that failure to promote the Products consistent with the level of promotion and support Aristocrat provides for its own products shall constitute less than reasonable endeavours;

(b)
may manufacture or procure the manufacture of the Products ordered by Customers under Customer Agreements for the Products, and in such circumstances Aristocrat must advise PokerTek of the cost of production for each Product, install, set up and test any Products supplied to Customers in the Territory in a proper and efficient manner for the benefit of Customers if requested by a Customer. Aristocrat and PokerTek will work together to identify the most efficient and highest quality manufacturer(s), with the selection of the manufacturer(s) being subject to the approval of both Parties. PokerTek shall have the right to pre-approve such arrangements on a case-by-case basis, such approval not to be unreasonably withheld.

The previous paragraph notwithstanding, Aristocrat agrees that it shall provide PokerTek at least twelve (12) months notice prior to entering into any manufacturing relationship, such that PokerTek does not make supply chain commitments based on Aristocrat sales forecasts, followed by Aristocrat choosing to enter into a manufacturing relationship.

(c)
must, at its own expense where agreed with the Customer, provide Customers who have acquired the Product with an after sale repair and maintenance service in respect of any Products in the Territory during the Term; and must maintain a sufficient number of trained post-sales repair engineers necessary to repair and maintain Products supplied by Aristocrat under a Customer Agreement in a timely and orderly manner.  Aristocrat may provide, or may appoint an agent to provide, training to the Customer’s own technicians in order that the Customer may perform after-sale repair and maintenance directly.

(d)
agrees to pay PokerTek the Product Price and any License Fees as set forth in this Agreement.  Aristocrat shall furnish PokerTek, along with each payment made to PokerTek as required by this Agreement, a list of Customers, and any other information as the Parties may agree from time to time. During the term of this Agreement, and for one (1) year thereafter, PokerTek may, upon reasonable request and notice to Aristocrat, audit Aristocrat's records relating to Customer Agreements and costs and receipts associated therewith. Such an audit shall not require documents dating back further than 5 years, and shall be conducted during normal business hours at a time and place acceptable to both Parties. Such audit will be conducted at PokerTek's expense, unless the audit reveals that Aristocrat has underpaid fees by more than five percent (5%) of the fees actually paid to PokerTek, in which case Aristocrat shall in addition to the deficiency, also pay PokerTek's reasonable costs of conducting the audit. PokerTek shall not be entitled to perform such audits more than once every twelve (12) months.

4.2	Authority

Nothing in this Agreement:

(a)	gives either Party the power to bind the other to any contract or arrangement of any kind;

(b)	will constitute or create a partnership, agency, employment or joint venture relationship between Aristocrat and PokerTek;

(c)	will prevent Aristocrat from manufacturing, selling, promoting, distributing or entering into any other commercial arrangements in relation to products:

i)	which is not a Restricted Product; or

ii)	which have been developed or were in development by Aristocrat prior to the date of signature of this Agreement; or

iii)	which are subsequently added to this Agreement pursuant to clause 5.1(b),

except that during the Term and for a period of two (2) years thereafter, subject always to clause 4.2(c)(ii), neither Aristocrat, nor any of its Affiliates or Related Bodies Corporate, will manufacture, sell, promote or distribute any Restricted Product which competes directly with the Product.

(d)
The Parties agree that the non-compete provisions set out in paragraph (c) above will not apply in the event Aristocrat terminates  pursuant to clause 8.3(a), or this Agreement becomes non-exclusive in nature pursuant to clause 5.2.

4.3	Marketing

Aristocrat will, at its own expense and in its sole discretion:

(a)	investigate distribution opportunities in the Territory, visit Customers and potential Customers to increase the distribution of the Product;

(b)	submit a written report at the end of every 6 month period to PokerTek showing details of Product distribution and forecasts and suggestions concerning the
Products and activities of competitors within the Territory;

(c)
develop and carry on satisfactory promotional programmes to the extent these are permitted within the local jurisdiction, including mailing list, advertising and participation in trade, professional and other meetings, exhibitions and fairs; and

(d)	train its sales force to sell the Products effectively.

4.4	Customer Agreements

Aristocrat must ensure that each Customer who is supplied with a Product enters into and is bound by a Customer Agreement which contains terms which are consistent with Product recall provisions and regulatory and compliance obligations under this Agreement that materially conform to an agreed format for Customer Agreements, subject to local jurisdictional requirements.  PokerTek shall have the opportunity to approve any material deviations from the agreed format, such approval not to be unreasonably withheld.

4.5	Duty to Disclose

Aristocrat must advise PokerTek of any claims or complaints concerning the Products and, if requested by PokerTek, forward a written report setting out all its knowledge concerning any claim or complaint.

4.6	Regulatory Approvals

Subject to the relevant jurisdiction meeting a Business Case Threshold Test, Aristocrat must at its own cost apply for and use reasonable endeavours to obtain and maintain such Approvals as are required to allow Aristocrat to fulfil its obligations under this Agreement. In the event Aristocrat or, where relevant, the Sub-Distributor for that Territory fails to obtain and maintain such Approvals in a particular jurisdiction in a mutually agreed timeframe, Aristocrat agrees that PokerTek may facilitate sales in such jurisdictions through any other means in its discretion, including but not limited to direct sales or the appointment of an alternative distributor, without prejudice to Aristocrat’s rights to continue to seek such Approvals and if successful, continue to operate in such jurisdictions on a non-exclusive basis.

However, the previous paragraph notwithstanding, in the event that Aristocrat has failed to obtain and maintain such Approvals and where PokerTek has elected to proceed directly or with a second source, Aristocrat agrees that it shall not engage with customers or potential customers in such country or jurisdiction without PokerTek’s prior consent, which shall not be unreasonably withheld.

4.7	Aristocrat’s Rights

Aristocrat may, at its own expense:

(a)
Appoint, upon PokerTek’s prior written consent, not to be unreasonably withheld, a third party Sub-Distributor to distribute the Products in any jurisdiction in the Territory, provided the Sub-Distributor agrees to lease/sell to the Customer on terms materially in accordance with the terms of Aristocrat’s standard Customer Agreements and provided the terms upon which the Distributor is appointed are agreed by Aristocrat and PokerTek in writing;

(b)	Offer a free trial period to Customers of up to 90 days, provided this is clearly documented in the Customer Agreement; and

(c)
In its sole discretion, elect to re-deploy (i.e. lease or sell)  Products to new Customers upon the expiry of Customer Rental Agreements, with Licence Fees payable to PokerTek to be calculated at 50% of revenue received from Customers, assuming the initial cost of the Product has been recouped by Aristocrat.  Should this not be the case, apportionment will be as agreed by the Parties from time to time, until recoupment has occurred.  Aristocrat shall be entitled to deduct the cost of Product refurbishment from any licence fees payable to PokerTek

5.	PokerTek’s Rights

5.1	Right to vary the Products

PokerTek may vary the Product Schedule at any time either by:

(a)
other than in respect of PokerPro, deleting a specified product or class of products from the Product Schedule if PokerTek ceases to manufacture that product or class of products, provided always that PokerTek give Aristocrat reasonable prior written notice of any cessation of such manufacture.  PokerTek shall however provide Aristocrat with quarterly R&D roadmap reviews, in a forum to be agreed by the Parties, in order to facilitate maximum visibility for Aristocrat of the PokerTek  R&D schedule; or

(b)
other than in relation to Products which are ancillary to Products already listed in the Product Schedule, the addition to the Product Schedule of a further product or class of Products, subject to PokerTek obtaining Aristocrat’s prior agreement in writing, such agreement not to be unreasonably withheld.

5.2	Right to Revoke Aristocrat’s Exclusivity

PokerTek shall have the option to revoke Aristocrat’s exclusive status as distributor of the Products:

(i)
should Aristocrat fail to install a minimum of one hundred (100) units of the Product by 1 January 2009.  In such circumstances PokerTek will have the right, but not the obligation, to pursue second source distributors where it reasonably considers it is appropriate to do so;

(ii)
should Aristocrat fail to install a minimum of two hundred (200) units of the Product by 1 January 2010. In such circumstances PokerTek will have the right, but not the obligation, to pursue second source distributors where it reasonably considers it is appropriate to do so;

(iii)
where PokerTek considers in its reasonable discretion that Aristocrat is failing to comply with its obligations under clauses 4.1(a) and 4.6 of this Agreement in any individual country or jurisdiction.  In such circumstances, PokerTek must first provide written notice to Aristocrat, detailing its concerns and the remedial action required.  In the event Aristocrat fails to perform the remedial action within 90 days from receipt of the written notice to PokerTek’s reasonable satisfaction, PokerTek may then elect to pursue second source distributors in that country or jurisdiction. In the event that PokerTek so elects, Aristocrat agrees that it shall not engage with customers or potential customers in such country or jurisdiction without PokerTek’s prior consent, which shall not be unreasonably withheld.

(iv)	Where the Parties otherwise agree in writing to revert to a non-exclusive status in any particular jurisdiction.

but for the avoidance of doubt, Aristocrat reserves the right to distribute the Product on a non-exclusive basis in any such jurisdiction, provided that PokerTek does not revoke such right pursuant to the terms of this Agreement.

6.	PokerTek’s Obligations

6.1	General obligations

PokerTek  will at its own expense:

(a)	Until such time as an alternative manufacturer is identified in accordance with clause 4.1(b), manufacture or procure the manufacture of the Products on the following terms:

(i)
PokerTek must ensure that the quality of Products is sufficient and fit for the use to which they will be put by Aristocrat and must use reasonable commercial efforts to ensure and procure that Aristocrat is entitled to the full benefit of the manufacturer’s warranties and indemnities in respect of all parts.  In the absence of agreement to the contrary, PokerTek must use reasonable commercial efforts to ensure that all Products must comply and conform in all respects with:

(a)	all Approval and certification requirements relating to the Product necessary or agreed to be desirable under applicable international law;

(b)	all applicable Australian Standards which are relevant to the Product or otherwise the Australian standards agreed between the Parties;

(c)	all EU Directives which have been notified to PokerTek.

ii)
PokerTek warrants that it has used reasonable commercial efforts to ensure that all Products at the time of delivery are free from defects in design, materials or workmanship and will be manufactured to fully comply with the requirements set out in sub-clause i) above.

iii)
PokerTek will provide a 6 month warranty against faulty or defective Products and/or Parts from the date of delivery to Aristocrat of the Products and/or Parts.  In the event Aristocrat or the Customer identifies a faulty or defective Product or Part during the warranty period, PokerTek agrees to provide a replacement as soon as reasonably possible.

iv)	PokerTek must maintain effective quality control procedures to ensure early warning, corrective action notification and follow up, including if necessary obtaining products from alternative sources;

v)	In the event any Product or consignment of Product does not meet the requirements set out in sub-clause i) above:

a)
PokerTek must promptly, upon demand by Aristocrat, reimburse Aristocrat for any amount paid by Aristocrat and for the actual and reasonable costs and expenses incurred in arranging the return of the Products;

b)	PokerTek must bear all costs involved in or arising in relation to modifying and reworking the Product to comply with the requirements set out in sub-clause i) above;

vi)
Where a Product is updated, modified or produced in a new version, PokerTek must provide Aristocrat with all information and documentation, including technical data, specifications, manuals and software documentation relating to the Product;

vii)
where Aristocrat considers that any Product or Part is unsatisfactory, defective, of inferior quality or workmanship, Aristocrat may, without prejudice to any other right or remedy available to Aristocrat, reject those Products by notice in writing to PokerTek setting forth in reasonable detail the facts and circumstances that lead to Aristocrat’s contention.  PokerTek shall ship a replacement Product or Part  within 14 days of notice of rejection.

(b)
provide Aristocrat with training in the installation, operation, maintenance and servicing of the Products as may be reasonably required by Aristocrat at a location and on terms to be mutually agreed between the Parties;

(c)
provide Aristocrat with English, Spanish, French and German language versions of sales literature and brochures regarding the Products, as are reasonably required by Aristocrat and provide Aristocrat with equivalent language versions of installation, maintenance, service and operating manuals and other technical information regarding the Products as are reasonably required by Aristocrat;

(d)	advise Aristocrat of all new developments, updates and improvements relating to the Products and provide them in a timely manner to Aristocrat;

(e)	obtain and maintain all current Approvals of any Regulator which are in existence at the date of this Agreement; and

(f)
at its expense make any reasonably necessary changes to the Product, in a timely and effective manner, as may be advised by Aristocrat (and to which PokerTek agrees) or that is required by any Gaming Authority in order to obtain any Approval or otherwise to enable Aristocrat to discharge its obligation to market and enter into Customer Agreements for the Products in the Territory. In order to establish these requirements the Parties will jointly agree an annual business plan by no later than 1 December in any one year for the sales of the following calendar year. Once the annual business plan has been agreed, PokerTek agrees to provide the necessary resources, at its cost and in a timely and effective manner, required for Aristocrat to achieve the annual business plan, if so requested by Aristocrat. In jointly developing the annual business plan, the Parties will consider changes to the Product that would be necessary to market the Product in the different jurisdictions in the Territory and PokerTek will not be required to make any such changes where PokerTek forms the view, based on reasonable enquiries and after providing such information as may reasonably be requested by Aristocrat, that the cost of such changes outweigh the reasonably anticipated benefits of being able to market the Product in the relevant jurisdiction in the Territory. The Parties further agree that in this event the annual business plan will be modified to take account of the change in circumstances.

7.	Orders

7.1	All Orders for the Products and Parts will be placed by Aristocrat International Pty Limited (AI) or an Affiliate of AI unless advised otherwise in writing.

7.2
When AI or an Affiliate of AI wishes to place an Order for Products and/or Parts, it shall send a signed Purchase Order Form (in a form to be agreed between the Parties) to PokerTek.  Unless the Parties agree otherwise, AI/the relevant Affiliate shall only place an order for Products and/or Parts following signature of a Customer Agreement.

7.3
An Order shall be treated as an offer by AI/the relevant Affiliate to contract with PokerTek, but shall not be binding on AI/the relevant Affiliate until accepted by PokerTek in accordance with clause 7.4.

7.4
PokerTek must accept the Order using an Order Confirmation or other means on which the Parties may mutually agree, and such Order Confirmation shall be treated as acceptance of AI/the relevant Affiliate's Order. Upon shipment, PokerTek will thereafter send an invoice to AI/the relevant Affiliate for Products at the Product Price, exclusive of taxes. Upon receipt of PokerTek’s Order Confirmation, Shipment Information and invoice, AI/the relevant Affiliate promptly will wire payment to PokerTek for the invoice amount.

7.5
Shipping will occur using AI/the relevant Affiliate’s designated carrier and using AI/the relevant Affiliate’s shipping account. In the event PokerTek pays for shipment, AI/the relevant Affiliate will reimburse within thirty days of receipt of corresponding invoice. Payment shall only become due once the Products are delivered to the designated carrier.

7.6	Title in the Products and/or Parts (excluding PokerTek’s Intellectual Property Rights) and risk in the Products and/or Parts passes to AI/the relevant Affiliate upon shipping.

7.7	For Parts orders, PokerTek will invoice Affiliates of AI at prices to be agreed between the Parties, exclusive of taxes.

7.8
On the presentation of an invoice by PokerTek for the parts at the agreed price, such invoice will be paid within 30 days of receipt by AI or the relevant AI Affiliate, provided the Products and/or Parts are in Aristocrat’s possession by this date.  In the event the Products and/or Parts have not been received by Aristocrat 30 days following receipt of the invoice, Aristocrat will pay such invoice upon receipt of the Products and/or Parts into its inventory management system.

7.9
With regard to Licence Fees, such fees will be paid by AI or the relevant Affiliate to PokerTek on presentation of an invoice within thirty (30) days of receipt of such invoice net of any withholding taxes, value added taxes and the like, the payment of which shall be the sole obligation of Aristocrat unless otherwise agreed in writing. All payments of such amounts shall be in United States dollars and, in the case of receipts of Aristocrat in other currencies, based on the exchange rate effective on the date of receipt by Aristocrat.

7.10
During the term of this Agreement or until such time as Aristocrat sources an alternative source of the Products pursuant to clause 4.1(b) and for one (1) year thereafter, Aristocrat may, upon reasonable request and notice to PokerTek, audit PokerTek’s records relating to the manufacture of the Products and associated costs. Such an audit shall be conducted during normal business hours at a time and place acceptable to both Parties. Such audit will be conducted at Aristocrat's expense. Aristocrat shall not be entitled to perform such audits more than once every twelve (12) months.

7.11
In the event the Parties agree that Aristocrat may manufacture or procure the manufacture of the Products under clause 4.1(b), all Parts provided by Aristocrat to a Customer will be sourced by Aristocrat from one or more manufacturers chosen by the Parties in accordance with Section 4.1(b) or in the alternative, with the consent of PokerTek, manufactured by Aristocrat. In any case, the Product must be manufactured to PokerTek's specifications. At agreed periodic reporting intervals, Aristocrat will use reasonable endeavours to inform PokerTek in writing of its forecast of the number of each type of the Product which it expects to be supplied to a Customer.

8.	Regulatory Matters

8.1	Compliance

(a)
Aristocrat is licensed by or otherwise subject to the authority of various Regulators and Gaming Authorities. PokerTek will provide Aristocrat with documentation, information and assurances regarding itself, any directors, officers, principal employees, brokers, agents or others as may be necessary in order for Aristocrat to comply with the requests or requirements of any Regulator or Gaming Authority.

(b)	This Agreement:

(i)
is intended to authorise and facilitate the distribution of Product in a lawful manner only and is subject to and conditional upon compliance with all applicable laws dealing with the Product in the Territory; and

(ii)	will be deemed not to require or authorise any act or transaction except as may be in full compliance with all legal requirements in the Territory or elsewhere.

(c)	PokerTek will cooperate with any licensing proceedings, governmental investigations and approvals required of it by the Regulator or Gaming Authority.

8.2	Co-operation

(a)	PokerTek acknowledges and agrees that:

(i)
Aristocrat is and its Related Bodies Corporate are subject to various gaming laws and regulations imposed by Gaming Authorities and accordingly is obliged to conduct its affairs in a manner which is both ethical and in accordance with the laws, regulations, policies and requirements imposed by the Gaming Authorities;

(ii)	Aristocrat may be required or requested by a Gaming Authority to disclose details of this Agreement and Aristocrat's dealings with PokerTek under this Agreement; and

(i)
PokerTek must fully cooperate with Aristocrat and, at Aristocrat's request, with any Gaming Authority in relation to any information reasonably requested or otherwise required to be disclosed to a Gaming Authority including providing the Gaming Authority with copies of all documents and other information in the possession, custody or control of PokerTek, its officers, directors, employees or agents.

8.3	Termination Rights

(a)	Aristocrat may immediately terminate this Agreement, without penalty or additional liability, by written notice to PokerTek on:

(i)
PokerTek’s failure to apply for, obtain or maintain any material licences, permits and approvals from any Regulator or Gaming Authority necessary for PokerTek to perform this Agreement or comply with applicable laws;

(ii)	the making of an order or recommendation by any Regulator or Gaming Authority requiring or recommending the termination of this Agreement;

(iii)
the reasonable belief of Aristocrat that the continuation of this Agreement will have a detrimental impact on the ability of Aristocrat and its Related Bodies Corporate (or any of them) to be qualified or to hold or maintain any licence, permit or approval issued or to be granted by any Regulator or Gaming Authority;

(iv)
the commission of any act or anything that is or will be an offence involving moral turpitude under federal, state or local laws, or which in the opinion of Aristocrat brings PokerTek into public disrepute, contempt, scandal or ridicule, or which insults or offends the community;

(v)	disapproval of this Agreement by any Regulator or Gaming
Authority having jurisdiction over such matters;
(vi)	PokerTek's insolvency within the meaning of any state or federal law;

(vii)	any involuntary petition for bankruptcy filed against PokerTek, or PokerTek files for bankruptcy or is adjudicated a bankrupt under any state or federal law; or

(viii)	PokerTek's assignment for the benefit of creditors or PokerTek enters into any similar arrangement for the disposition of its assets for the benefit of creditors.

(b)
For the purpose of clause 8.3(a), Aristocrat’s right to terminate without liability means that Aristocrat may terminate without any liability to PokerTek for any damages, losses, costs charges or expenses suffered or incurred directly or indirectly by PokerTek as a result of or in connection with such termination regardless of whether such liability might otherwise arise in contract, tort, for negligence, under Law (to the maximum extent permitted) or otherwise and whether that damage is direct, indirect, consequential, special or otherwise including but not limited to loss profits, lost opportunity, lost savings, lost contract, business interruption. Without limitation, this exclusion applies to all liability for consequential losses, lost profits, lost opportunity, loss of good will and all other direct and indirect losses of any kind.

(c)	PokerTek may immediately terminate this Agreement, without penalty or liability, by written notice to Aristocrat, on:

(i)
Aristocrat's failure to apply for, obtain or maintain any material licences, permits and approvals from any Regulator or Gaming Authority necessary for Aristocrat to perform this Agreement or comply with applicable laws;

(ii)	the making of an order or recommendation by any Regulator or Gaming Authority requiring or recommending the termination of this Agreement;

(iii)
the reasonable belief of PokerTek that the continuation of this Agreement will have a detrimental impact on the ability of PokerTek to be qualified or to hold or maintain any licence, permit or approval issued or to be granted by any Regulator or Gaming Authority;

(iv)
the commission of any act or anything that is or will be an offence involving moral turpitude under federal, state or local laws, or which in the opinion of PokerTek brings Aristocrat into public disrepute, contempt, scandal or ridicule, or which insults or offends the community;

(v)	disapproval of this Agreement by any Regulator or Gaming Authority having jurisdiction over such matters;

(vi)	Aristocrat's insolvency within the meaning of any state or federal law;

(vii)	any involuntary petition for bankruptcy filed against Aristocrat, or Aristocrat files for bankruptcy or is adjudicated a bankrupt under any state or federal law; or

(viii)	Aristocrat's assignment for the benefit of creditors or Aristocrat enters into any similar arrangement for the disposition of its assets for the benefit of creditors.

(d)
For the purpose of clause 8.3(c), PokerTek’s right to terminate without liability means that PokerTek may terminate without any liability to Aristocrat or any of its Related Bodies Corporate for any damages, losses, costs, charges or expenses suffered or incurred directly or indirectly by Aristocrat or any of its Related Bodies Corporate as a result of or in connection with such termination regardless of whether such liability might otherwise arise in contract, tort, for negligence, under Law (to the maximum extent permitted) or otherwise and whether that damage is direct, indirect, consequential, special or otherwise including but not limited to lost profits, lost opportunity, lost savings, lost contract, business interruption. Without limitation, this exclusion applies to all liability for consequential losses, lost profits, lost opportunity, loss of goodwill and all other direct and indirect losses of any kind.

(e)
PokerTek acknowledges that an Approval may require Aristocrat to provide support for the Product for a period of time after the installation of the Product. Notwithstanding the termination of this Agreement by PokerTek pursuant to the provisions of this sub-clause, such termination will not impede or prevent Aristocrat from complying with the terms of any Approval and PokerTek will provide reasonable assistance to Aristocrat to enable compliance with the terms of any such Approval.

9.	Intellectual Property

9.1	PokerTek’s Intellectual Property

(a)	PRODUCT RENTAL MODEL

(i)
In consideration of the Licence Fees payable pursuant to the Fee Schedule, PokerTek hereby grants to Aristocrat an exclusive (except as expressly set forth herein), non-transferable license for the duration of this Agreement (including a right to sub-license to Customers) to use the Software in the Products in the Territory solely in connection with discharging its obligations under this Agreement.

(ii)
PokerTek further grants to Aristocrat a royalty-free, non transferable license for the duration of this Agreement (including a right to sub-license to Customers to effectuate this Agreement only) to use the remainder of PokerTek’s Intellectual Property Rights in the Territory for the duration of this Agreement solely in connection with discharging its obligations under this Agreement.

(b)	OUTRIGHT PURCHASE MODEL

(i)
In consideration of the Product Price, PokerTek grants to Aristocrat an exclusive perpetual, irrevocable, non-transferable, fully paid-up license (including a right to sub-license to Customers) to use the Software in the Products in the Territory solely in connection with discharging its obligations under this Agreement.  For the sake of clarity, the Parties agree that an Outright Purchase includes critical software upgrades, but does not include non-critical upgrades and enhancements to the Product except as PokerTek may otherwise agree in its sole discretion.

(ii)
PokerTek further grants to Aristocrat an exclusive perpetual, irrevocable, non-transferable, fully paid-up license (including a right to sub-license to Customers) to use the remainder of PokerTek’s Intellectual Property Rights in the Territory for the duration of this Agreement solely in connection with discharging its obligations under this Agreement.

9.2	Aristocrat agrees:

(a)	that PokerTek's Documentation and PokerTek's Intellectual Property Rights are owned or licensed by PokerTek;

(b)	to only use PokerTek's Intellectual Property Rights in conjunction with the normal operation of the Product and as specified in PokerTek's Documentation;

(c)
not to copy, modify, adopt, disassemble, decompile, reverse engineer or otherwise attempt to derive any source code comprising the Product or merge PokerTek's Intellectual Property Rights with any other computer software, hardware or any other matter;

(d)
not to distribute, supply, give, sell, sub-licence or otherwise dispose of PokerTek's Intellectual Property Rights separately from the Product or remove any of PokerTek's Intellectual Property Rights from the Product;

(e)	not to remove, alter of otherwise tamper with any proprietary notice, serial number, compliance plate or any other seal affixed to the Product or any media on which same is stored or recorded;

(f)	to take all reasonable steps to ensure that all of PokerTek's Intellectual Property Rights are secure; and

(g)	at the request of PokerTek and at PokerTek's expense, to provide reasonable assistance to PokerTek in taking all steps to defend PokerTek's Intellectual Property Rights in the Territory.

9.3	Aristocrat’s Intellectual Property

PokerTek agrees:

(a)	that Aristocrat’s Documentation and Aristocrat’s Intellectual Property Rights are owned or licensed by Aristocrat; and

(b)	at the request of Aristocrat and at Aristocrat’s expense, to provide reasonable assistance to Aristocrat in taking all steps to defend Aristocrat’s Intellectual Property Rights in the Territory.

10.	Aristocrat’s Warranties

Aristocrat represents and warrants during the Term that:

(a)
it has sufficient resources to perform its duties including the assignment of adequately trained personnel who are fully conversant with the Product and all aspects of the relationship created by this Agreement and will obtain the equipment and tools necessary to install and repair the Product; and

(b)	it has the authority to enter into this Agreement.

11.	PokerTek’s Warranties

PokerTek represents and warrants during the Term that:

(a)	it has the authority to enter this Agreement and grant the rights to Aristocrat pursuant to this Agreement;

(b)	the Product is:

(i)	free from any lien or encumbrance;

(ii)	when delivered, PokerTek will be compliant with the requirements of the Gaming Authority for the applicable jurisdiction within the Territory; and

(iii)	the distribution or use of the Product does not and will not infringe any intellectual property rights of any third party in the Territory.

Except as set forth in this Agreement and for any express warranties provided with the Product, PokerTek makes no other warranty, express or implied with respect to the Product.

12.	Continuity of Supply

(a)
If Aristocrat notifies PokerTek in writing within the Term that the relevant Product is Faulty as a result of faulty design or until such time as Aristocrat assumes responsibility for manufacturing pursuant to 4.1(b), PokerTek will at its cost and at Aristocrat or the Customer's option (as the case may be), repair or replace the relevant Product and Aristocrat will, if requested by PokerTek, return the relevant Product to PokerTek at PokerTek’s cost.

(b)
PokerTek agrees to deposit a copy of the source code relating to all computer software incorporated in the Product with the escrow agent named in PokerTek's current source code escrow agreement (the "Escrow Agent"). PokerTek shall deposit with the Escrow Agent, updated versions of the source code within thirty (30) days of delivery of each new release, if any, to Aristocrat. Upon written request, PokerTek shall deliver to Aristocrat a copy of the current source code escrow agreement. In the event PokerTek (i) ceases operations, initiates or becomes subject to bankruptcy or receivership proceedings seeking liquidation, reorganization or other relief with respect to its debt not dismissed within thirty (30) days, (ii) suspends or discontinues its business operations, (iii)ceases to market or offer the Product, (iv) becomes controlled (by majority of voting stock or board seats) by a competitor of Aristocrat and that competitor fails to novate this Agreement, Aristocrat will be entitled to obtain a copy of the source code from the Escrow Agent provided at that time Aristocrat is then in compliance in all material respects with its obligations to PokerTek under this Agreement. In such event, PokerTek grants to Aristocrat a royalty-free licence to use and modify the source code to enable Aristocrat to support and maintain the Products which have been sold or leased to existing Customers as at that date, and for no other purpose.

13.	Trade Marks

(a)
PokerTek grants to Aristocrat the royalty-free non-exclusive right in the Territory to use the Marks or artwork owned by PokerTek or licensed to PokerTek with rights to sublicense, and identified by Aristocrat to PokerTek in writing in advance in the promotion, advertisement and distribution of the Product for the Term in accordance with this Agreement.

(b)
Aristocrat must not, without the prior written consent of PokerTek, alter or make any addition to the labelling of the Product displaying the Marks, and must not alter, deface or remove in any manner any reference to the Trade Marks, any reference to PokerTek or any other name attached or affixed to the Product or their labeling, unless otherwise required by a Gaming Authority.

(c)
All rights not specifically granted in this Agreement are reserved to PokerTek. Nothing in this Agreement or anything done by PokerTek under this Agreement conveys or vests any interest in any of PokerTek's Intellectual Property Rights to Aristocrat.

(d)
PokerTek may in its absolute discretion take such steps to obtain trade mark registrations in respect of the Marks as it may deem necessary. Aristocrat  undertakes (at the reasonable cost of PokerTek) to execute any and all such documents and do all such acts which it may be required for the purpose of such  registration. Aristocrat will, at PokerTek's request, and expense, give all reasonable assistance to Aristocrat in any action, claim or proceedings brought or threatened in respect of the Marks.

14.	Termination

14.1	Termination by either Party

During the Term, either Party may terminate this Agreement following:

(a)	termination of the Securities Purchase Agreement for any reason;

(b)
a breach of any material provision of this Agreement capable of remedy by the other Party, by giving the other Party written notice of its intention to terminate the Agreement, requiring the Party in breach to remedy the breach within twenty (20) Business Days of the notice. If the breach is not remedied within that time, the termination will be effective on the expiration of the twenty (20) Business Day period;

(c)	a breach by the other Party of a material provision of this Agreement not capable of remedy.

14.2	Immediate Termination

Either Party may immediately terminate this Agreement if the other Party:

(a)	commits or has committed any criminal offence or an offence under relevant Gaming Law;

(b)	is subject to or commits an Event of Default; or

(c)	has had its Approval, licence or authorities required by the Law of the Territory, revoked or suspended.

14.3	Consequences of Termination

In the event of termination of this Agreement:

(a)
Aristocrat will immediately discontinue and refrain from all conduct and activity which would give the appearance that it is still authorised to act on behalf of PokerTek or take orders for any of its Product and will promptly deliver to PokerTek, freight prepaid, all written material, Product and Parts and any other material supplied by PokerTek to Aristocrat, with the only exception being that Aristocrat will continue to have the right to satisfy pending orders, renew contracts and re-deploy Products with existing Customers as at the date of termination for a period of 5 years following termination of the Distribution Agreement. PokerTek agrees that Aristocrat will retain a limited licence pursuant to clause 9.1 for these purposes, and PokerTek will provide all reasonable assistance and supply to support Aristocrat in these circumstances.  All Licence Fees from such contracts will be dealt with in accordance with Schedule 3.

(c)
PokerTek may, at an applicable cost no greater than any unrecouped cost of Aristocrat, buy from Aristocrat all stocks of the Products as are in first class order and condition at a mutually agreed price and the costs of shipping the Products to PokerTek shall be borne by PokerTek. Aristocrat shall dispose of all remaining stocks of the Products as PokerTek may instruct;

(d)
Upon PokerTek's repurchase of the Products under clause (c), Aristocrat shall promptly return to PokerTek, freight prepaid, all written material and any other material supplied by PokerTek to Aristocrat.

(e)	In the event of termination of this Agreement by either Party:

i)	each Party will immediately pay to the other Party any outstanding payments accrued in accordance with this Agreement;

ii)	each Party will immediately cease using the intellectual property rights of the other, except as expressly provided at clause 14.3(a) above.

14.4	Survival

Clauses 12, 14.3, 14.4, 15, 16, 17 and 18 will survive any termination or expiry of this Agreement.

15.	Exclusion of Indirect & Consequential Loss

To the extent permitted by Law neither Party is liable to make payment for any indirect, consequential, special, punitive or other loss, lost profits (actual or anticipated), lost opportunity, lost savings, lost contract, business interruption or loss of data; notwithstanding any failure of essential purpose of any kind.

16.	Indemnification and Insurance

(a)
PokerTek agrees to fully indemnify Aristocrat and any Customer against all claims, liabilities, damages, judgments, decrees, costs and expenses, including reasonable legal fees, proximately caused by the alleged infringement by the Product (so long as the Product is manufactured in accordance with PokerTek's specifications) of a third person's intellectual property rights and that it will, at its own expense, defend any suit or action which may be brought against Aristocrat or any Customer by reason of any alleged infringement. PokerTek will indemnify and hold harmless Aristocrat from and against any expense incurred by Aristocrat resulting from any such third party's claims or any settlement in favor of such third party alleging that the Product infringes or violates any (a) patent, (b) trademark, (c) copyright, or (d) trade secret provided that Aristocrat gives PokerTek prompt written notice of any claim under this paragraph and provides all material assistance in defending such claims, at PokerTek’s expense. PokerTek has the right to (i) assume the defense of such claim and select counsel and (ii) consent to the entry of judgment with respect to, otherwise settle such claim and Aristocrat cooperates in the defense or prosecution of such claim. In the defense or settlement of any such claim, PokerTek may obtain the right to continue using the Product, or may replace or modify the Product so it becomes non-infringing. In the event such modifications to the Product, in the opinion of a mutually appointed independent third party expert, materially alter the functionality and/or performance of the Product, Aristocrat shall be entitled to terminate this Agreement on 30 days’ written notice to PokerTek. PokerTek shall not have any liability if the alleged infringement is based upon the use, license or sale of the Product in combination with other products or use of an outdated version of the Product, if use of a more recent version would have avoided the infringement.

(b)
PokerTek will obtain at its sole expense standard general liability and products liability insurance policies in an amount no less than US$1,000,000 per claim and US$5,000,000 in the aggregate.  Such policy will remain in effect  for three years following the later of:

(i)	expiration or earlier termination of this Agreement; or

(ii)	one year following the removal of all Products from Aristocrat’s Customers’ facilities.

17.	Confidentiality

(a)
All Confidential Information and information concerning the intellectual property rights of either Party or its Related Bodies Corporate must not be disclosed to any person or used other than to the extent required to perform a Party's obligations under this Agreement.

(b)	Clause 17 does not apply to:

(i)	the disclosure of information after it becomes generally available to the public other than by a breach of this Agreement or of any obligation of confidence to any third party; or

(ii)	the disclosure of information in order to comply with any applicable Law or legally binding order of any Regulator or Gaming Authority.

18.	General

18.1	Dispute Resolution

(a)
A dispute relating to or arising out of this Agreement (Dispute) exists when a Party gives notice (Dispute Notice) to the other Party that there is a Dispute, setting out in detail the subject matter of the Dispute.

(b)	The Parties must use all reasonable efforts to resolve any Disputes which arise between them in connection with this Agreement in accordance with the procedures set out in this clause 18.1.

(c)
When a Dispute exists the nominees of the Chief Executive Officer of each Party will meet to discuss a resolution of the Dispute. If these persons resolve the Dispute then the resolution will be set out in a binding statement signed by the Chief Executive Officer of each Party.

(d)
      If a Dispute is not resolved within fifteen (15) Business Days after the Dispute Notice has been given to the other Party, then the Dispute must be referred for consideration to the Chief Executive Officers of the Parties. If these persons resolve the Dispute then the resolution will be set out in a binding statement signed by the Chief Executive Officer of each Party.

(e)
If there is no unanimous resolution of the Dispute within ten (10) Business Days, or such longer period as agreed in writing by the Parties, after the Chief Executive Officers of the Parties have met to consider the Dispute pursuant to clause 18.1(d) then either Party may commence legal proceedings in any court or tribunal in respect of the subject matter of the Dispute.

(f)
Notwithstanding the foregoing provisions of this clause18.1, pending the resolution of any Dispute the Parties to this Agreement must without delay continue to perform their respective obligations under this Agreement to the maximum extent possible.

(g)	Nothing in this clause 18.1 will prohibit a Party from seeking injunctive or other interlocutory relief.

18.2	Notices

(a)	Any notice, demand, consent or other communication (a “Notice”) given or made under this Agreement:

(i)	must be in writing and signed by the sender being a person duly authorised by the Party giving the Notice;

(ii)
must be addressed and delivered to the intended recipient at the address or fax number specified in the Party Information for the intended recipient or the address or fax number last notified by the intended recipient to the sender after the date of this Agreement;

(iii)	will be taken to be duly given or made when delivered, received or left at the fax number or address specified in the Party Information;

(iv)	In the case of a posted letter, on the seventh day after posting, and

(v)
In the case of facsimile, on production of a transmission report by the machine from which the facsimile was sent which indicates that the facsimile was sent in its entirety to the facsimile number of the recipient.

(vi)
If delivery or receipt occurs on a day that is not a Business Day in the place to which the Notice is sent or is later than 4pm (local time) at that place, it will be taken to have been duly given or made at the commencement of business on the next Business Day in that place.

18.3	Assignment

Either Party must not, without the other Party's prior written consent (which may be given or withheld in the other Party's absolute discretion), transfer or assign any of their rights or obligations under this Agreement, including assignment by way of charge, mortgage or other security interest.

18.4	Non-Solicitation

During the term of this Agreement and for a period of one (1) year thereafter, both Parties agree not to directly on behalf of itself or on behalf of any other entity solicit, call on, canvass or contact any of the other Party’s employees or former employees for the purpose of soliciting or inducing any such persons to work for it.

18.5	Mutual cooperation

The Parties will cooperate with each other in respect of any documents that need to be signed, or actions that need to be taken, to affect the intent of this Agreement.

18.6	Severability

If any term or provision of this Agreement is declared invalid or unenforceable by a court of competent jurisdiction, the remaining provisions remain in full force and effect.

18.7	No Waiver

The failure of either Party to insist upon the performance of any of the terms and conditions of this Agreement, or the waiver of any breach of any of the terms and conditions of this Agreement, will not be construed as thereafter waiving any such terms and conditions, but the same will continue and remain in full force and effect as if no such forbearance or waiver had occurred.

18.8	Governing Law

This Agreement is governed by the laws of North Carolina without regard to conflict of law principles, and the Parties submit to the non-exclusive jurisdiction of the courts of that jurisdiction and courts of appeal from them.

18.9	Entire Agreement

This Agreement contains the entire agreement of the Parties and each Party acknowledges that this Agreement supersedes all other agreements relating to the same subject matter, including but not limited to oral agreements, representations, warranties or statements of fact made prior to or at the time of the signing of this Agreement and the Parties acknowledge that they have not relied upon the same in entering into this Agreement. These conditions apply to the exclusion of all documents submitted by Aristocrat (whether before or after the date of this Agreement) unless and until PokerTek has expressly agreed to those terms in writing signed by an authorized officer of PokerTek.

18.10	Variation

This Agreement may not be varied except in writing signed by an authorized officer of each Party.

18.11	Relationship of the Parties

The relationship between the Parties is that of independent contractors and not employer-employee, agents, partners or fiduciaries. This Agreement does not set up or create any franchise or joint venture, each Party being individually responsible only for its obligations as set out in this Agreement. Subject to the terms of this Agreement, each Party shall be responsible for their own taxes, fees and costs.

18.12	Exclusion of Vienna Convention

The United Nations Convention on Contracts for the International Sale of Goods (also known as the Vienna Convention) is expressly excluded.

18.13	Excusable Delays

Neither Party will be liable for any delays in delivery or failure to perform (except obligations to pay money) due to causes beyond the control of the Party. Such causes include acts of God, acts of a public enemy, acts of governments, Regulators or Gaming Authority, fires, floods, typhoons, epidemics, quarantine restrictions, strikes, or embargoes or labour, materials or Parts shortages. A Party is not required, under this clause to settle any labour dispute against its will or to test the validity or refrain from testing the validity of Federal, State or local Law, order, rule or regulation. If delay or failure to perform its obligations pursuant to this clause occurs, the performance of that Party's obligations are suspended.

18.14	Counterparts

This Agreement may be executed in a number of counterparts. The counterparts together contribute one and the same document. A counterpart may be a facsimile.

Schedule 1

Part A – Addresses For Service

Name:	PokerTek, Inc.

Address:	1050 Crews Road, Suite J
Matthews NC 28105
United States

Telephone number:	+ 1 (704) 849-0860

Facsimile number:	+ 1 (704)849-9148

Name:	Aristocrat International Pty Ltd

Address:	71 Longueville Road
Lane Cove NSW 2066
Australia

Telephone number:	+ 612 9413 6300

Facsimile number:	+ 612 9420 1326

Schedule 2

Product Schedule

PokerPro™ being an electronic player banked poker table product (“PokerPro”), namely

(i)	PokerPro ™ (C10);

In respect of (i), the Product Price is calculated as follows:

(a) Where Aristocrat intends to lease the Product to Customers under the Product Rental Model:

 PokerTek’s cost of manufacture plus 20% unless otherwise agreed in writing by the Parties.

(b) Where Aristocrat intends to sell the Product to Customer under the Outright Purchase Model:

PokerTek’s cost of manufacture plus a margin to be agreed between the Parties.

The Product Price is to be paid in US dollars unless otherwise agreed.  PokerTek shall have the right to increase the cost of manufacture once per annum, subject to a cap of 10% increase upon the 2008 cost of manufacture.

This Schedule is subject to variation in accordance with Clause 5.1.

Schedule 3

Fee Schedule

The Parties have agreed upon two Sales Models, subject to variation by written agreement of the Parties.

1. Product Rental Model:

Aristocrat purchases the Product from PokerTek at the Product Price, and either:

i)	leases the Product to a Customer for a fixed price monthly Lease Fee on a 12 monthly basis. The Lease Fee incorporates a Software licence fee element charged to the Customer.

ii)
leases the Product to the Customer for a Lease Fee based on 20% or higher of the monthly rake of the Product, subject to prior agreement by PokerTek, not to be unreasonably withheld.  For the purposes of this section, monthly rake means the rake from each Product before tax, the rake being the monthly cumulative amount deducted from each hand or pot.  The Lease Fee incorporates a Software licence fee element charged to the Customer.

Under the Product Rental Model, unless otherwise agreed between the parties, the relevant local Aristocrat Affiliate will pay a Licence Fee to PokerTek for the licence to permit the Customer to use the Software in the Product. The Licence Fees are calculated according to the following formulas:

(a)
until AI has recouped the Product Price and other costs of acquiring and placing the Product, or Affiliate placing the Product with a Customer (see note 1)[1]  ten per cent (10%) of all Lease Fees received by Aristocrat from a Customer pursuant to a Customer Agreement; and

(b)
on and from the date AI has recouped its Product Price and other costs (note 1) of acquiring and placing the Product or Affiliate placing the Product with a Customer, fifty per cent (50%) of all Lease Fees received by Aristocrat from a Customer pursuant to a Customer Agreement.

The Licence Fees may be paid in US Dollars and the amounts payable by Aristocrat will be net of any withholding taxes, value added taxes and the like.

Aristocrat may, in its sole discretion, permit the Customer to terminate a rental agreement at any time during the term, on the condition that an outright purchase agreement is entered into.  Aristocrat reserves the right to permit the customer to offset a percentage the table in question, subject to PokerTek’s prior approval.

2.	Outright Purchase Model

(a)	Outright Purchase

_______________________________
1 For the avoidance of doubt the costs which Aristocrat is entitled to recover pursuant to this clause are the Product Price together with actual costs incurred by Aristocrat in the acquisition of the Product pursuant to individual Customer Agreements plus all cost to get the Product to the Customers premises but not including installation and testing, sales, marketing, overhead or any other cost.

Aristocrat purchases the Product from PokerTek at the Product Price and sells the Product outright to the Customer for an outright sale price which includes a perpetual Software licence.  Notwithstanding any other provision of this Agreement, all outright purchases must be pre-approved by PokerTek, in writing, such approval not to be unreasonably withheld.

Aristocrat will offer Customers a 6 month warranty on the Products, which will be honoured by PokerTek.

Notwithstanding any provision of this Agreement, the Parties agree that Outright Purchases include critical software upgrades only, and do not include non-critical upgrades and enhancements except as PokerTek may specifically agree in its sole discretion.

Executed and effective this 24th       day of    November                                  2008.

Executed for and on behalf of
PokerTek, Inc. by Christopher Halligan,
Chief Executive Officer

/s/ Christopher Halligan
Signature

Executed by Aristocrat International Pty. Limited by: /s/ Simon Kelly
Director
Simon Kelly
Name of Director (Print Name)

Executed by Aristocrat (Asia) Pty Ltd by: /s/ Simon Kelly
Director
Simon Kelly
Name of Director (Print Name)

Executed by Aristocrat (Philippines) Pty Ltd (Philippines Branch) by:
General Manager Asia – Pacific
Ken Jolly
Name of General Manager Asia – Pacific (Print Name)

Executed by Aristocrat (Singapore) Pty Ltd (Singapore Branch) by:
General Manager Asia – Pacific
Ken Jolly
Name of General Manager Asia – Pacific (Print Name)

Executed by Aristocrat (Macau) Pty Ltd (Macau Branch) by:
General Manager Asia – Pacific
Ken Jolly
Name of General Manager Asia – Pacific (Print Name)

Executed by Aristocrat (Argentina) Pty Ltd by:
Director
Nick Khin
Name of Director (Print Name)

Executed by Aristocrat Technologies Europe Ltd by: /s/ Simon Kelly
Director
Simon Kelly
Name of Director (Print Name)

Executed by Aristocrat Technologies Africa (Pty) Ltd by:
Director
Nicholas Khin
Name of Director (Print Name)

Executed by Aristocrat Technologies KK by: /s/ Simon Kelly
Director
Simon Kelly
Name of Director (Print Name)

Executed by Aristocrat Technologies Spain S.L. by:
Director
Nicholas Khin
Name of Director (Print Name)

Executed by Aristocrat Technologies Inc. by:
Director
Nick Khin
Name of Director (Print Name)

Executed by Aristocrat Technologies NZ Ltd by: /s/ Simon Kelly
Director
Simon Kelly
Name of Director (Print Name)

Executed by Aristocrat (Cambodia) Pty Ltd (Cambodia Branch) by:
General Manager Asia – Pacific
Ken Jolly
Name of General Manager Asia – Pacific (Print Name)

Executed by Aristocrat Technologies Australia Pty Ltd by: /s/ Simon Kelly
Director
Simon Kelly
Name of Director (Print Name)

Executed by Aristocrat (Latin America) Pty Ltd by:
Director
Simon Kelly
Name of Director (Print Name)

Executed by Aristocrat (Puerto Rico) Pty Ltd by:
Director
Simon Kelly
Name of Director (Print Name)